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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may Continue. See Instructions 1(b)

[  ] Form 3 Holdings Reported

[X ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

Roscoe                 Lawrence                   E.
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   (Last)               (First)                 (Middle)
Stratasys, Inc.
14950 Martin Drive
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                                    (Street)

Eden Prairie             MN                       55344-2020
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Stratasys, Inc.     (SSYS-Nasdaq)
                    (SAS-Pacific)
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3. IRS Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

12/97
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)
           Vice President, Software Development

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7. Individual or Joint/Group Reporting
   (Check applicable line)

   [ X ]   Form Filed by One Reporting Person
   [   ]   Form Filed by More than One Reporting Person


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                      2.                         Disposed of (D)                 Beneficially   Form:     7.
                                      Transaction   3.           (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      Date          Transaction  -----------------------------   of Issuer's    (D) or    Indirect
1.                                    (Month/       Code                         (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Day/          (Instr. 8)       Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)         Code                         (D)             and 4)         (Instr.4) (Instr. 4)
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


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


#132814

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     -------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)      Code    (A)    (D)   cisable  Date     Title     Shares  5)       4)        4)       4)
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
Employee Stock      $15.00   7/30/97  A         7,000        (1)      7/29/03  Common    7,000   n/a      7,000     D        n/a
Options                                                                        Stock
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Employee Stock      $15.00   7/30/97  A           750        (2)      7/29/02  Common      750   n/a        750     D        n/a
Options                                                                        Stock
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1. 7,000 options
will vest on
4/1/98
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2. 750 options
vested on 7/30/97
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
Explanation of Responses:




/s/   Lawrence E. Roscoe                                  2/19/98
---------------------------------------------            -----------------------
      Lawrence E. Roscoe                                          Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed

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       #132614                                                    SEC 2270(7-96)